EXECUTION VERSION





                           KRONOS INTERNATIONAL, INC.

                                   as Pledgor



                         U.S. BANK, National Association

                                   as Pledgee



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                             SHARE PLEDGE AGREEMENT

                          (Geschaftsanteilsverpfandung)

                          relating to KRONOS TITAN GmbH
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                                    Contents

Clause                                                                    Page

1.       DEFINITIONS AND LANGUAGE.........................................3

2.       PLEDGED SHARES...................................................4

3.       PLEDGE...........................................................4

4.       SCOPE OF THE PLEDGES.............................................5

5.       SHARE SPLITS.....................................................6

6.       PURPOSE OF THE PLEDGES...........................................6

7.       EXERCISE OF MEMBERSHIP RIGHTS....................................6

8.       ENFORCEMENT OF THE PLEDGES.......................................6

9.       REPRESENTATIONS AND WARRANTIES...................................8

10.      UNDERTAKINGS OF THE PLEDGOR......................................9

11.      INDEMNITY........................................................11

12.      DURATION AND INDEPENDENCE........................................11

13.      RELEASE (PFANDFREIGABE)..........................................12

14.      COSTS AND EXPENSES...............................................12

15.      PARTIAL INVALIDITY; WAIVER.......................................12

16.      AMENDMENTS.......................................................13

17.      NOTICES AND THEIR LANGUAGE.......................................13

18.      APPLICABLE LAW, JURISDICTION.....................................14




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                                 R e c o r d e d

                           in Berlin on 11 April 2006



Before me, the undersigning Notary in the district of the Higher Regional Court (Oberlandesgericht) of Berlin

                                 Frank Hoffmann

with my official place of business in Berlin

appeared today:


1. Ms Corinna Marquardt, whose business address is Habelschwerdter Allee 20, 14195 Berlin and who is personally known to the notary.

2. Ms Rita Lubke, whose business address is Habelschwerdter Allee 20, 14195 Berlin and who is personally known to the notary.

The person appearing to 1. declared to make the following declarations not in her own name but, excluding any personal liability, for and on behalf of

     1. KRONOS International, Inc., a corporation organised under the laws of Delaware, USA, having its seat in Wilmington, Delaware, USA, which established a registered branch in Leverkusen, Federal Republic of Germany, presenting an original power of attorney dated 6 April 2006; and

     2. KRONOS Titan GmbH, a limited liability company (Gesellschaft mit beschrankter Haftung) organised under the laws of the Federal Republic of Germany having its business address at Peschstra(beta)e 5, 51373 Leverkusen, Germany, presenting a fax copy of the power of attorney dated 10 April 2006, promising to furnish the original as soon as possible.

The person appearing to 2. declared to make the following declarations not in her own name but, excluding any personal liability, for and on behalf of

     U.S. Bank, National Association, having its registered address at 555 Southwest Oak Street, Plaza Level 6, Portland Oregon, United States of America

     presenting a fax copy of the power of attorney dated 10 April 2006, promising to furnish the original as soon as possible.

Neither the Notary nor the proxies assume any liability as to the validity and/or the scope of the powers of attorney presented.

The aforementioned original powers of attorney will be attached to this deed in copies which are herewith certified.

The Notary convinced himself that the persons appearing are in adequate command of the English language and declared that he is in command of the English language as well.

The persons appearing stated that the parties represented by them requested that this instrument be recorded in the English language.

On being asked whether there had been any prior involvement by the Notary in terms of Section 3 para 1 no. 7 of the German Notarisation Act (Beurkundungsgesetz) the provisions of which had been explained by the Notary, the persons appearing said that there had been no such prior involvement.

Requesting its notarisation, the persons appearing then declared the following:

This SHARE PLEDGE AGREEMENT (the "Agreement") is made on 11 April 2006

BETWEEN:

(1) KRONOS International, Inc., a corporation organised under the laws of Delaware, USA, having its seat in Wilmington, Delaware, USA, which established a registered branch in Leverkusen, Federal Republic of Germany, registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Leverkusen under HRB 3001 (the "Pledgor"); and

(2) U.S. Bank, National Association, having its business address at 555 Southwest Oak Street, Plaza Level 6, Portland Oregon, United States of America, in its capacity as collateral agent under the Indenture (as defined below) (the "Pledgee")

WHEREAS:

(A) The Pledgor offered EUR 400,000,000 6.5% senior secured notes (the "Initial Notes") which are governed by the Indenture to Deutsche Bank AG London Branch, pursuant to the terms of a purchase agreement dated 5 April 2006.

(B) The Pledgor has agreed to grant a pledge over 65% of the shares of the Company (as defined below) as security for the Collateral Agent's claims against the Pledgor under the Parallel Obligations (as defined below). The Collateral Agent is entitled to this security pursuant to the terms of the Indenture.

NOW, IT IS AGREED as follows:

1.   DEFINITIONS AND LANGUAGE 1.1 In this Agreement:

     "Company" means KRONOS TITAN GmbH, a limited liability company (Gesellschaft mit beschrankter Haftung) organised under the laws of the Federal Republic of Germany having its business address at Peschstra(beta)e 5, 51373 Leverkusen, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Koln under HRB 52058.

     "Existing  Share"  has the  meaning  given to such term in  sub-Clause  2.1 hereof.

     "Future Shares" means all additional shares in the capital of the Company (irrespective of their nominal value) which the Pledgor may acquire in the future in the event of a share transfer, an increase of the capital of the Company or otherwise.

     "Holders" means any entity which holds any Notes issued by the Pledgor from time to time.

     "Indenture" means an indenture dated 11 April 2006 between the Pledgor and the The Bank of New York, a New York banking corporation, having its principal place of business at 101 Barclay Street, New York, NY 10286, United States of America.

     "Notes" means the EUR 400,000,000 6.5% senior secured notes issued by the Pledgor under the Indenture.

     "Parallel Obligations" means the independent obligations of the Pledgor to pay to the Pledgee sums equal to the sums owed by it to the Holders under the Indenture or the Notes.

     "Pledge" and "Pledges" have the meanings given to such terms in sub-Clause 3.1.

     "Secured Obligations" means any and all obligations (present and future, actual and contingent) which are (or are expressed to be) or become owing by the Pledgor to the Pledgee under or in connection with the Notes or the Indenture (including, but not limited to the Parallel Obligations). The Secured Obligations shall include any obligation based on unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt).

     "Shares" means the Existing Share and the Future Shares.

1.2 This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

1.3 Any reference in this Agreement to a "Clause" or a "sub-Clause" shall, subject to any contrary indication, be construed as a reference to a Clause or a sub-Clause hereof.

2.   PLEDGED SHARES

2.1 The Company has a nominal share capital (Stammkapital) of EUR 10,000,000.00 (in words: Euro ten million) which is divided into one share (the "Existing Share").

2.2  The Pledgor is the owner of the Existing Share.

3.   PLEDGE

3.1 The Pledgor hereby grants to the Pledgee first ranking pledges (Pfandrechte) over portions of the Existing Share that represent 65% of the nominal value of each Existing Share and further first ranking pledges over portions of each Future Share that represent 65% of the nominal value of each Future Share together with all ancillary rights and claims associated with the pledged Shares as more particularly specified in Clause 4 (each a "Pledge" and together the "Pledges"). The Pledgor shall take all actions and make all declarations required or appropriate in connection with the pledges. It shall in particular consent in writing to any share split which is necessary in connection with such pledge in accordance with the requirements set forth in Section 17 German Limited Liabilities Act (GmbHG) and shall procure that the Company grants any necessary consent in a situation of the enforcement of the pledged Shares, especially in relation to the Share Split (as defined below). Residual amounts, if any, shall be rounded down to the nearest amount which can be divided by EUR 50.00.

3.2  The Pledgee hereby accepts the Pledge.

3.3 The validity and effect of each of the Pledges shall be independent from the validity and the effect of the other Pledges created hereunder.

3.4 Each of the Pledges is in addition, and without prejudice, to any other security the Pledgee may now or hereafter hold in respect of the Secured Obligations.

3.5 For the avoidance of doubt, the parties agree that nothing in this Agreement shall exclude a transfer of all or part of the Pledges created hereunder by operation of law upon the transfer or assignment (including by way of novation or assumption (Vertragsubernahme)) of all or part of the Secured Obligations by any Pledgee to a successor or assignee.

4.   SCOPE OF THE PLEDGES

4.1  The Pledges constituted by this Agreement include:

4.1.1 the present and future rights to receive:

     (a)  dividends attributable to the pledged Shares, if any; and

     (b) liquidation proceeds, redemption proceeds (Einziehungsentgelt), repaid capital in case of a capital decrease, any compensation in case of termination (Kundigung) and/or withdrawal (Austritt) of a shareholder of the Company, the surplus in case of surrender (Preisgabe), any repayment claim for any additional capital contributions (Nachschusse) and all other pecuniary claims associated with the pledged Shares;

4.1.2 the right to subscribe for newly issued shares; and

4.1.3 all other rights and benefits attributable to the pledged Shares.

4.2 Notwithstanding that the dividends are pledged hereunder, the Pledgor shall be entitled to receive and retain all dividend payments in respect of the pledged Shares until such time as the Pledgees are entitled to enforce the Pledges constituted hereunder.

5.   SHARE SPLITS

5.1 The Parties acknowledge that, due to applicable mandatory German law, the necessary share splits dividing the Existing Share into two partial shares (Teilgeschaftsanteile) as indicated in Schedule 3 as well as all share splits required in connection with the pledge of Future Shares (collectively, the "Share Splits") will become legally effective only upon the realisation of the partial shares in accordance with the provisions set forth herein.

5.2 The Company has consented to the Share Splits set forth in Schedule 3. Copies of the declarations of consent are attached to this deed as Schedule 4.

6.   PURPOSE OF THE PLEDGES

     The Pledges hereunder are constituted in order to secure the prompt and complete satisfaction of any and all Secured Obligations. The Pledges shall also cover any future extension of the Secured Obligations and the Pledgor herewith expressly agrees that the provisions of Section 1210 para 1 sentence 2 of the German Civil Code (Burgerliches Gesetzbuch) shall not apply to this Agreement.

7.   EXERCISE OF MEMBERSHIP RIGHTS

     The membership rights, including the voting rights, attached to the Shares remain with the Pledgor. The Pledgor, however, shall at all times until the full satisfaction of all Secured Obligations or the release of the Pledges exercise its membership rights, including its voting rights, in good faith to ensure that the validity and enforceability of the Pledges and the existence or value of all or part of the Shares are not in any way adversely affected, other than through dividend payments pursuant to Clause
     4.2 above or as otherwise permitted by the Indenture. The Pledgor undertakes that no resolutions are passed which constitute a breach of its obligations under Clause 10.

8.   ENFORCEMENT OF THE PLEDGES

8.1 If the requirements set forth in Sections 1273 para 2, 1204 et seq. of the German Civil Code with regard to the enforcement of any of the Pledges are met (Pfandreife), in particular, if any of the Secured Obligations has become due and payable and is unpaid, then in order to enforce the Pledges (or any of them), the Pledgee may at any time thereafter avail itself of all rights and remedies that a pledgee has against a pledgor under the laws of the Federal Republic of Germany.

8.2 Notwithstanding Section 1277 of the German Civil Code, the Pledgee is entitled to exercise its rights without obtaining enforceable judgment or other instrument (vollstreckbarer Titel). The Pledgee shall be entitled to have the Pledges enforced in any manner allowed under the laws of the Federal Republic of Germany, in particular have the Pledges sold (including at public auction).

8.3 The Pledgor hereby expressly agrees that ten (10) business days' prior written notice to the Pledgor of the place and time of any such sale shall be sufficient and the Pledgee shall not be obliged to deliver any further notices (including, but not limited to the notices set out under Section 1234 of the German Civil Code) to the Pledgor prior to such sale. The sale may take place at any place in the Federal Republic of Germany designated by the Collateral Agent, acting for and on behalf of the Pledgee.

8.4 If the Pledgee should seek to enforce the Pledges under sub-Clause 7.1, the Pledgor shall, at its own expense, render forthwith all necessary assistance in order to facilitate the prompt sale of the Shares or any part thereof and/or the exercise by the Pledgee of any other right it may have as Pledgee.

8.5 Following satisfaction of the requirements for enforcement under sub-Clause 8.1, all subsequent dividend payments and all payments based on similar ancillary rights attributed to the Shares may be applied by the Pledgee in satisfaction in whole or in part of the Secured Obligations or treated as additional collateral.

8.6 Even if the requirements for enforcement referred to under sub-Clause 8.1 above are met, the Pledgee shall not, whether as proxy or otherwise, be entitled to exercise the voting rights attached to the Shares. However, the Pledgor shall, upon occurrence of an event which allows the Pledgee to enforce the Pledges, have the obligations and the Pledgees shall have the rights set forth in sub-Clause 10.6 below regardless of which resolutions are intended to be adopted.

8.7 The Pledgee may, in its sole discretion, determine which of several security interests, if applicable, shall be used to satisfy the Secured Obligations. The Pledgor hereby expressly waives its right pursuant to
     Section 1230 sentence 2 of the German Civil Code to limit the realisation of the Shares to such number of pledged companies as are necessary to satisfy the Secured Obligations and agrees further that the Pledgee may decide to enforce the Pledges individually in separate proceedings or together with pledges over shares or partnership interests in one or more other companies at one single proceeding (Gesamtverwertung).

8.8 The Pledgor hereby expressly waives all defences of revocation (Einrede der Anfechtbarkeit) and set-off (Einrede der Aufrechenbarkeit) pursuant to Sections 770, 1211 of the German Civil Code.

8.9 The Pledgor hereby expressly waives its defences based on defences any obligor might have against any of the Secured Obligations (Einreden des Hauptschuldners) pursuant to Section 1211 para 1 sentence 1 alternative 1 of the German Civil Code.

8.10 If the Pledges are enforced or if the Pledgor has discharged any of the Secured Obligations (or any part of them), Section 1225 of the German Civil Code (legal subrogation of claims to a pledgor - Forderungsubergang auf den Verpfander) shall not apply and no rights of the Pledgee shall pass to the Pledgor by subrogation or otherwise. Further, the Pledgor shall not at any time before, on or after an enforcement of the Pledges and as a result of the Pledgor entering into this Agreement, be entitled to demand indemnification or compensation from the Company or any of the Company's affiliates or to assign any of these claims.

8.11 The Pledgor irrevocably and by way of security appoints the Pledgee as its attorney (with full power of substitution and delegation, and including exemption from the restrictions of ss. 181 of the German Civil Code) in its name and on its behalf to do anything which it has authorised the Pledgee to do under this Agreement and/or is required and legally able to do under this Agreement but has failed to do. In addition, the Company granted a power of attorney attached as Schedule 5 to this agreement to the Pledgee, and thereby irrevocably and by way of security appoints the Pledgee as its attorney (with full power of substitution and delegation) in its name and on its behalf to do all necessary things in a situation of enforcement of the pledged Shares, especially with regard to the Share Split.

9.   REPRESENTATIONS AND WARRANTIES

     The Pledgor represents and warrants to the Pledgee by way of an independent guarantee (selbststandiges Garantieversprechen) that:

9.1 at the date hereof the Company and the Pledgor itself are both validly existing and neither unable to pay their respective debt when due (zahlungsunfahig), over-indebted (uberschuldet) or deemed unable to pay their respective debt as it falls due (drohend zahlungsunfahig) (all within the meaning of Sections 17 to 19 of the German Insolvency Act
     (Insolvenzordnung)) nor subject to any insolvency proceedings (Insolvenzverfahren) or any refusal of opening insolvency proceedings for lacking assets (Abweisung mangels Masse) (within the meaning of Section 26 of the German Insolvency Act);

9.2  the statements made in Clause 2 above are true and correct;

9.3 the Existing Share is fully paid in and there is no nor will there be any obligation for a shareholder to make additional contributions (keine Nachschusspflicht);

9.4  the share capital has not been repaid in any way;

9.5 all facts capable of being entered into the commercial register of the Company have been entered into the commercial register, and, in particular, no shareholders' resolutions regarding changes in the articles of association of the Company have been passed which are not entered into the commercial register of the Company;

9.6 it is the sole legal and beneficial owner, free from encumbrances (other than the Pledges created hereunder and, to the extent not yet released, the pledges created under a partnership interest pledge agreement dated 28 June 2002 relating to the fixed capital contribution of Kronos Titan GmbH & Co. O.H.G. (meanwhile converted into the Company)), of all Shares and has the corporate power and authority to enter into this Agreement;

9.7 this Agreement constitutes its legal, valid and binding obligations and the Pledges constituted hereunder create valid pledges which are enforceable without enforceable judgment or other instrument (vollstreckbarer Titel);

9.8 all necessary authorisations to enable or entitle the Pledgor to enter into this Agreement have been obtained and are in full force and effect and will remain in full force and effect at all times during the subsistence of the security hereby construed and pursuant to the articles of association of the Company, the Pledges over the Shares and over any and all ancillary rights and claims associated with the Shares (as more particularly specified in Clause 4) are subject to the approval of the Company's shareholders or the Company, a copy of such approval is attached hereto as
     Schedule 1;

9.9 there are no silent partnership agreements or similar arrangements by which a third party is entitled to a participation in the profits or revenue of the Company; and

9.10 the place from which the Company is in fact administered and where all material managerial decisions are taken (tatsachlicher Verwaltungssitz) is situated in the Federal Republic of Germany.

10.  UNDERTAKINGS OF THE PLEDGOR

     Except as otherwise permitted by the terms of this Agreement, during the term of this Agreement, the Pledgor undertakes to the Pledgee:

10.1 unless permitted by the Indenture, not to take, or participate in, any action which results or might result in the Pledgor's loss of ownership of all or part of the Shares, or any other transaction which would have the same result as a sale, transfer or other disposal of the Shares or which would for any other reason be inconsistent with the security interest of the Pledgee or the security purpose (as described in Clause 5) or defeat, impair or circumvent the rights of the Pledgee except with Pledgee's prior written consent;

10.2 not to take, or participate in, any merger, consolidation, conversion of form, or other business combination or restructuring of similar effect ("Conversion") as a result of which the Company would be converted into, assumed by, or continue to exist as, a corporation (limited liability company (Gesellschaft mit beschrankter Haftung) or stock corporation (Aktiengesellschaft)), unless it is ensured that as from the time when the Conversion will become legally effective, the Collateral Agent will be granted, at equal terms as under this Agreement, a pledge over 65% of the entire capital stock (Stammkapital or Grundkapital) of such corporation;

10.3 not to encumber, permit to subsist, create or agree to create any other security interest or third party right in or over the Shares or other rights subject to the Pledges except as set out in this Agreement;

10.4 to  promptly  effect  any   contributions  in  cash  (Bareinlage)  or  kind
     (Sacheinlage) to be made in respect of the Shares;

10.5 to promptly notify the Pledgee in writing of any change in the shareholding in or capital of the Company or any encumbrance over the Shares (or part of them). In the case of any attachment (Pfandung) in respect of any of the Shares, the Pledgor shall promptly notify the Pledgee, by notification in writing to the Collateral Agent, such notice to be accompanied by any documents the Pledgee might need to defend itself against any claim of a third party. In particular, the Pledgor shall promptly forward to the Collateral Agent a copy of the attachment order (Pfandungsbeschluss), any transfer order (Uberweisungsbeschluss) and all other documents necessary for a defence against the attachment;

10.6 to promptly inform the Pledgee in writing of all matters concerning the Company (other than those occurring in the ordinary course of business) of which the Pledgor is aware and which it reasonably believes might adversely affect the security interest of the Pledgee. In particular, the Pledgor shall notify the Pledgee, by notification in writing to the Collateral Agent, forthwith of any shareholders' meeting (other than those occurring in the ordinary course of business) at which a shareholders' resolution is intended to be adopted which could have an adverse effect upon any of the Pledges. The Pledgor shall allow, following the occurrence of any of the circumstances which permit the Pledgee to enforce the Pledges constituted hereunder in accordance with Clause 7, the Pledgee or, as the case may be, its proxy or any other person designated by the Pledgee, to participate in all such shareholders' meetings of the Company as attendants without power to vote. Subject to the provision contained in sub-Clause 12.1, the Pledgee's right to attend the shareholders' meeting shall lapse immediately upon complete satisfaction and discharge of the Secured Obligations;

10.7 in the event of any increase in the capital of the Company, not to allow, without the prior written consent of the Pledgee any party other than himself to subscribe for any Future Shares, and not to defeat, impair or circumvent in any way the rights of the Pledgee created hereunder;

10.8 to refrain from any acts or omissions, the purpose or effect of which is or would be the dilution of the value of the Shares or the Shares ceasing to exist;

10.9 within one month after the date hereof, to notarise an amendment to the articles of association of the Company to the effect that any transfer of Shares shall no longer require the consent of the shareholders or any other party and to apply for the registration of such amendment with the competent commercial register;

10.10 without undue delay to inform the Pledgee in writing once the amendment to the articles of association of the Company described in Clause 10.9 above has become effective;

10.11 after the articles of association of the Company have been amended as set out in Clause 10.10 above, not to change the articles of association of the Company to the effect that any transfer of Shares shall only be possible with the consent of the shareholders;

10.12 not to amend, or vote for any amendment of, the articles of association of the Company to the extent that such amendment would or would be likely to adversely affect the security interest of the Pledges created hereunder without the prior written consent of the Pledgee; and

10.13 insofar as additional declarations or actions are necessary for the creation of the Pledges (or any of them) in favour of the Pledgees, the Pledgor shall at the Collateral Agent's request make such declarations and undertake such actions at the Pledgor's costs and expenses.

11.  INDEMNITY

11.1 The Pledgee shall not be liable for any loss or damage suffered by the Pledgor save in respect of such loss or damage which is suffered as a result of the wilful misconduct or gross negligence of the Pledgee.

11.2 The Pledgor will indemnify the Pledgee and keep the Pledgee indemnified against any and all damages, losses, actions, claims, expenses, demands and liabilities which may be incurred by or made against the Pledgee for anything done or omitted in the exercise or purported exercise of the powers contained herein or occasioned by any breach of the Pledgor of any of its obligations or undertakings herein contained other than to the extent that such damages, losses, actions, claims, expenses, demands and liabilities are incurred by or made against the Pledgee as a result of its gross negligence or wilful misconduct.

12.  DURATION AND INDEPENDENCE

12.1 This Agreement shall remain in full force and effect until complete satisfaction of the Secured Obligations. The Pledges shall not cease to exist, if the Pledgor has only temporarily discharged the Secured Obligations.

12.2 This Agreement shall create a continuing security and no change, amendment, or supplement whatsoever in the Indenture or in any document or agreement related to Indenture shall affect the validity or the scope of this Agreement nor the obligations which are imposed on the Pledgor pursuant to it.

12.3 This Agreement is independent from any other security or guarantee which may have been or will be given to the Pledgee. None of such other security shall prejudice, or shall be prejudiced by, or shall be merged in any way with this Agreement.

12.4 Waiving Section 418 of the German Civil Code, the Pledgor hereby agrees that the security created hereunder shall not be affected by any transfer or assumption of the Secured Obligations to, or by, any third party.

13.  RELEASE (PFANDFREIGABE)

     Upon complete and irrevocable satisfaction of the Secured Obligations, the Pledgee will as soon as reasonably practical declare the release of the Pledges (Pfandfreigabe) to the Pledgor as a matter of record or, if applicable, surrender any excess enforcement proceeds. For the avoidance of doubt, the parties are aware that upon full and complete satisfaction of the Secured Obligations the Pledges, due to their accessory nature (Akzessorietat) cease to exist by operation of German mandatory law. 14. COSTS AND EXPENSES

     All costs, charges, fees and expenses triggered by this Agreement or reasonably incurred in connection with its preparation, execution, amendments and enforcement (in each case including fees for legal advisers) shall be borne by the Pledgor.

15.  PARTIAL INVALIDITY; WAIVER

15.1 If at any time, any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, such provision shall as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction. The invalid, illegal or unenforceable provision shall be deemed to be replaced with such valid, legal or enforceable provision which comes as close as possible to the original intent of the parties and the invalid, illegal or unenforceable provision. Should a gap (Regelungslucke) become evident in this Agreement, such gap shall, without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof, be deemed to be filled in with such provision which comes as close as possible to the original intent of the parties.

15.2 No failure to exercise, nor any delay in exercising, on the part of the Pledgee, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

15.3 In particular, the Pledges shall not be affected and shall in any event extend to any and all Shares in the Company even if the number or nominal value of the Existing Share or the aggregate share capital of the Company as stated in Clause 2 are inaccurate or deviate from the actual facts.

16.  AMENDMENTS

     Changes and amendments to this Agreement including this Clause 16 shall be made in writing, unless notarial form by operation of law is required.

17.  NOTICES AND THEIR LANGUAGE

17.1 All notices and communications under or in connection with this Agreement shall be in writing and shall be delivered by letter, posted or delivered by hand, or fax. Each notice or communication shall be given to the relevant party at the address or fax number and marked for the attention of the person(s) or department from time to time specified in writing by that party to the other. The initial address, fax number and person(s) or department so specified by each party are set out below:


        For the Pledgor:       KRONOS International, Inc.

                               Address:   Peschstra(beta)e 5
                                          D-51373 Leverkusen/Germany

                               Fax:       +49 214 421 62

                               Attention: Volker   Roth   (Director   and  Vice
                                          President, Controller)

        For the Pledgee:      U.S. Bank,National Association

                              Address:          555 Southwest Oak Street
                                                Plaza Level 6
                                                Portland Oregon
                                                United States of America

                              Fax:              +1 503 275 5738

                              Attention:        Cheryl K. Nelson

17.2 Proof of posting or dispatch of any notice or communication to the Pledgor shall be deemed (widerlegbare Vermutung) to be proof of receipt (i) in case of a letter, on the second business day in the country of receipt after posting, and (ii) in case of a fax transmission on the business day in the country of receipt immediately following the date of its dispatch.

17.3 Save for the notice pursuant to Section 16 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschrankter
     Haftung) and Section 1280 of the German Civil Code (which shall be substantially in the form of Schedule 2 attached hereto) any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

18.  APPLICABLE LAW, JURISDICTION

18.1 This Agreement is governed by the laws of the Federal Republic of Germany.

18.2 The place of jurisdiction for any and all disputes arising under or in connection with this agreement shall be the district court (Landgericht) in Frankfurt am Main. The Pledgees however, shall also be entitled to take action against the Pledgor in any other court of competent jurisdiction. Further, the taking of proceedings against the Pledgor in any one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

     The  Notary advised the persons appearing:

o that a pledge is a security instrument of strictly accessory nature (which means that it comes into legal existence only if, to the extent that, and as long as, the underlying secured claims do in fact exist, and that the owners of the secured claims and the pledgees must be identical);

o that there is no bona fide creation, acquisition nor ranking of a pledge of shares (which means that the pledgees are not protected if the shares purported to be pledged do not exist, have been previously transferred to a third party, or have been previously encumbered for the benefit of a third party); and

o that the English original version of this Agreement will not be acceptable for enforcement but will have to be translated, by a certified translator, into German for such purposes.

The Notary is hereby instructed to give notice of this Agreement and the Pledges of the rights pursuant to Clause 3 (Pledge) and Clause 4 (Scope of the Pledges) to the Company by means of providing the attorney of the Company with a notice substantially in the form of Schedule 2 hereto which shall be accompanied by a certified copy of this Agreement immediately after the notarization of this agreement.

The above Agreement including the Schedules was read aloud by the Notary to the persons appearing, approved by them and signed by the persons appearing and by the Notary in their own hand as follows: